Exhibit 4.16

Supplementary Agreement to the Equity Transfer Agreement

Party A: Beijing Hongkungu Investment Company Limited

Address: Building No. 1, Hongkun Financial Valley, Xihongmen Town, Daxing District, Beijing

Party B: Infoexcel Technology Limited

Address:

Party C: QIGI&BODEE Technology (Beijing) Co., Limited

Address: Room 401, Building 402, No. 10 A Jiuxianqiao North Road, Chaoyang District, Beijing

Party D: Techfaith Intelligent Handset Technology (Beijing) Limited

Address: Tower D, Mfox Plaza, Ke Chuang 12th Street, Beijing Economic-Technological Development Area (Yi Zhuang), Beijing

Whereas,

Party A, Party B, Party C and Party D (the “Parties”)have entered into an Equity Transfer Agreement in relation to Techfaith Intelligent Handset Technology (Beijing) Limited dated April 5, 2017 (hereafter referred to as the “Original Agreement”).

Upon friendly negotiation, the Parties agree as follows:

1.	Since Party A needs Party’s further cooperation in dealing with change of plot ratio for the subject projectunder the Original Agreement, the payment date of the third installation of transaction price, namely RMB 300 million, as agreed in Article 3.4 of the Original Agreement, shall be postponed to not later than 10 working days upon Party A receives the approval of the change of plot ratio for the subject project.

2.	As an indemnification for the postponed payment and guarantee of payment, prior to the fully payment of transaction price, Party A agrees to provide the ownership of six buildings of the subject project and all proceeds arising therefrom as collateral to Party B.

3.	Except for those agreed hereto, other provisions of the Original Contract remain unchanged.

4.	In case of any controversy or dispute arising from or in relation to any provision of this Agreement or in the performance of this Agreement, Party A and Party B shall negotiate in good faith and based on the principle of fair and amity. If no consensus is reached within 15 working days with that respect, either party may refer the case to the People’s Court where the contract was entered into for resolution by litigation.

5.	This Agreement is made in quadruplicate with each party holding one copy, all of which will take effect upon sealed by each party and have same legal effect.

The Remaining of This Page Is Left Blank Intentionally

(Signature page)

Party A: Beijing Hongkungu Investment Company Limited

Signature of the Representative: /s/ Beijing Hongkungu Investment Company Limited (Company Seal)

Date: 2017-12-24

Party B: Infoexcel Technology Limited

Signature of the Representative: /s/ Infoexcel Technology Limited (Company Seal)

Date: 2017-12-24

Party C: QIGI&BODEE Technology (Beijing) Co., Limited

Signature of the Representative: /s/ QIGI&BODEE Technology (Beijing) Co., Limited (Company Seal)

Date: 2017-12-24

Party D: Techfaith Intelligent Handset Technology (Beijing) Limited

Signature of the Representative: /s/ Techfaith Intelligent Handset Technology (Beijing) Limited (Company Seal)

Date: 2017-12-24

Signed at Daxing District, Beijing